Exhibit 99.1

NEWS RELEASE For release at 4:00 p.m. EDST, 10/16/07 Contact: Susan Sutherland Toll free ofc. (877) 988-8048 Fax (715) 424-3414 Email- pr@renlearn.com

2911 Peach Street • P.O. Box 8036 • Wisconsin Rapids, WI 54495-8036

Renaissance Learning, Inc. Announces Third Quarter 2007 Results

WISCONSIN RAPIDS, WI — October 16, 2007 — Renaissance Learning®, Inc. (Nasdaq: RLRN), a leading provider of technology to support personalized practice, differentiated instruction, and progress monitoring in reading, math and writing for pre-K─12 schools and districts, today announced financial results for the quarter ended September 30, 2007.  Revenues for the third quarter of 2007 were $25.8 million, an increase of 2.5% from third quarter 2006 revenues of $25.2 million.  Deferred revenue increased by $8.9 million in the third quarter of 2007 versus a $5.2 million increase in the prior year’s third quarter.  Net income for the third quarter of 2007 was $1.4 million, or $.05 per share, compared to net income of $2.1 million, or $.07 per share, for the third quarter last year.

Revenues for the nine-month period ended September 30, 2007 were $79.7 million, down 6.9% from 2006 revenues of $85.6 million.  Deferred revenue, in the first nine months of 2007, increased by $13.9 million versus an increase of $4.6 million in the first nine months of 2006.  Net income was $4.9 million for the nine-month period ended September 30, 2007, down 52.5% from the prior year’s net income of $10.2 million.  Earnings per share for the nine months of 2007 were $.17 compared to $.34 in the first nine months of 2006.

“Though not apparent from the reported revenue and earnings because of our transition to subscription software pricing, which delays revenue recognition, this was a very good quarter for us from an operations standpoint,” stated Terrance Paul, Chief Executive Officer.  “We achieved improvement in most major areas of our business.  Orders, excluding laptops, were up almost 15%.  We reported our first quarterly revenue growth, excluding the impact of acquisitions, since the fourth quarter of 2003 and new school adoptions of Accelerated Reader and Accelerated Math increased compared to the same quarter last year.  Service revenues were up 27%.  Deferred revenue reached an all time record of $38.5 million and operating cash flow was strong at $9.5 million.  Though laptop orders were down 4% for the quarter, this is considerably better than the declines we experienced in the past several quarters, and with NEO2 shipping as of late September, even the laptop picture has brightened.”

“The most encouraging news is that we are experiencing substantial growth in order dollars per school for schools who have upgraded to AR and AM Enterprise. AR Enterprise in particular has significantly increased average annual orders per school, not just for Accelerated Reader but for all reading and reading related products,”

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continued Paul. “Customer schools upgrading from former versions of Accelerated Reader to AR Enterprise have increased their annual reading product purchases by an average of slightly over $1,000 per school, and we expect this trend to continue. Enterprise schools also purchased higher levels of our professional development services.  Of the approximately 63,000 reading schools, about 10,000, or 16%, have purchased AR Enterprise.”

“While we expect the long term impact of AR and AM Enterprise to be very positive, the transition to Enterprise has introduced significantly more seasonality to the software order pattern.  A higher percentage of annual subscription orders are now coming in the second and third quarters while the first and fourth quarters had historically been our strongest for quiz and math content orders.   Also, we believe many schools looking to upgrade to Enterprise are holding back on purchasing quizzes and other products until they make a decision on Enterprise. We believe this has reduced software sales so far this year by approximately $3 million. We expect these two factors to adversely affect software orders during the next two quarters.   As a result, we expect earnings per share for the fourth quarter of 2007 and first quarter of 2008 to be similar to the same quarters in the prior year.”

“However, as a result of our experience to date with AR and AM Enterprise and projected improvements in orders for our other products, we expect both hardware and software orders to grow strongly in 2008,” continued Paul.  “For the full year 2008, we expect order growth of 15% to 20%.   We believe this can result in very appreciable earnings per share growth because our operating infrastructure is highly leveragable.  We also expect operating cash flow to continue to exceed our earnings in 2008.  And we expect continued strong growth in orders, revenues and operating cash flow beyond 2008. ”

Renaissance Learning added about 700 new customer schools in the U.S. and Canada during the quarter, bringing total North American schools that are actively using the Company’s products to over 73,000.  Of these, over 63,000 are using the Company’s reading products, over 29,000 are using the Company’s math products and over 19,000 are using at least one Renaissance Place product.

The Company will hold a conference call at 4:00 p.m. CDST today to discuss its financial results, quarterly highlights and business outlook.  The teleconference may be accessed in listen-only mode by dialing 888-603-6873, ID number 9271894 at 4:00 p.m. CDST.  Please call a few minutes before the scheduled start time to ensure a proper connection.

A digital recording of the conference call will be made available on October 16, 2007 at 8:00 p.m. through October 23, 2007 at 11:59 p.m.  The replay dial-in is 877-519-4471.  The conference ID number to access the replay is 9271894.

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Renaissance Learning, Inc.

Renaissance Learning, Inc. is the world’s leading provider of computer-based assessment technology for pre-K─12 schools. Adopted by more than 73,000 North American schools, Renaissance Learning’s tools provide daily formative assessment and periodic progress-monitoring technology to enhance core curriculum, support differentiated instruction, and personalize practice in reading, writing, and math. Renaissance Learning products help educators make the practice component of their existing curriculum more effective by providing tools to personalize practice and easily manage the daily activities for students of all levels. As a result, teachers using Renaissance Learning products accelerate learning, get more satisfaction from teaching, and help students achieve higher test scores on state and national tests. Renaissance Learning has seven U.S. locations and subsidiaries in Canada, India, and the United Kingdom.

This press release contains forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including statements regarding growth initiatives, growth prospects and management’s expectations regarding orders and financial results for 2007, 2008 and future periods.  These forward-looking statements are based on current expectations and various assumptions which management believes are reasonable.  However, these statements involve risks and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements.  Factors that could cause or contribute to such differences include the failure of AR and AM Enterprise and laptop orders to achieve expected growth targets, a decline in quiz sales that exceeds forecasts, risks associated with the implementation of the Company’s strategic growth plan, dependence on educational institutions and government funding, and other risks affecting the Company’s business as described in the Company’s filings with the Securities and Exchange Commission, including the Company’s 2006 Annual Report on Form 10-K and later filed quarterly reports on Form 10-Q and Current Reports on Form 8-K, which factors are incorporated herein by reference.  The Company expressly disclaims a duty to provide updates to forward-looking statements, whether as a result of new information, future events or other occurrences.

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RENAISSANCE LEARNING®, INC.
CONSOLIDATED STATEMENTS OF INCOME
(dollar amounts in thousands, except per share amounts)
(unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2007	2006	2007	2006

Net sales:
Products	$18,674	$19,533	$ 62,581	$ 69,783
Services	7,135	5,634	17,093	15,822
Total net sales	25,809	25,167	79,674	85,605

Cost of sales:
Products	3,539	3,708	11,732	13,019
Services	3,301	2,691	8,612	7,372
Total cost of sales	6,840	6,399	20,344	20,391

Gross profit	18,969	18,768	59,330	65,214

Operating expenses:
Product development	4,410	3,990	14,111	12,477
Selling and marketing	8,852	8,036	27,093	24,781
General and administrative	3,809	3,755	11,263	12,653

Total operating expenses	17,071	15,781	52,467	49,911

Operating income	1,898	2,987	6,863	15,303

Other income (expense), net	290	316	916	942

Income before income taxes	2,188	3,303	7,779	16,245

Income taxes	821	1,222	2,917	6,011

Net Income	$1,367	$2,081	$4,862	$10,234

Income per share:
Basic	$0.05	$0.07	$0.17	$0.34
Diluted	$0.05	$0.07	$0.17	$0.34

Weighted average shares outstanding:
Basic	28,750,945	29,257,702	28,806,086	29,740,992
Diluted	28,777,355	29,269,033	28,833,850	29,756,264

RENAISSANCE LEARNING®, INC.
CONSOLIDATED BALANCE SHEETS
(dollar amounts in thousands)
(unaudited)

	September 30,	December 31,
	2007	2006

ASSETS:
Current assets:
Cash and cash equivalents	$6,301	$5,953
Investment securities	3,116	22,525
Accounts receivable, net	15,699	10,528
Inventories	5,667	4,108
Prepaid expenses	2,151	1,896
Income taxes receivable	2,272	1,291
Deferred tax asset	3,602	3,596
Other current assets	288	97
Total current assets	39,096	49,994

Investment securities	8,690	1,625
Property, plant and equipment, net	11,144	11,811
Goodwill	47,058	46,973
Other noncurrent assets	6,568	7,308

Total assets	$112,556	$117,711

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$2,883	$2,782
Deferred revenue	36,209	23,751
Payroll and employee benefits	3,962	4,750
Other current liabilities	3,769	3,429
Total current liabilities	46,823	34,712
Deferred revenue	2,333	885
Deferred compensation and other
employee benefits	1,917	1,665
Deferred tax liability	-	878
Income taxes payable	4,193	-
Other non-current liabilities	175	-
Total liabilities	55,441	38,140

Total shareholders' equity	57,115	79,571

Total liabilities and shareholders' equity	$112,556	$117,711